                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 4th day of November 1998, by and between MEDIRISK, INC., a Delaware corporation (the "Company"), and THOMAS C. KUHN III ("Employee").


                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the compensation payable to Employee by the Company pursuant to this Agreement, and the mutual promises, covenants, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

         1. EMPLOYMENT. Effective as of the date hereof (the "Effective Date"), the Company employs Employee and Employee accepts employment with the Company under the terms of this Agreement.

         2. TERM. This Agreement shall begin on the Effective Date and shall continue for an initial period of thirty-six (36) months from the Effective Date (the "Initial Period"), subject to earlier termination by Employee or the Company as hereinafter provided. This Agreement shall renew for additional terms of twelve (12) months each, subject to earlier termination as hereinafter provided, on the same terms and conditions (subject to mutually agreeable modifications, if any).

         3.       COMPENSATION AND BENEFITS.

                  (A) Base Compensation. The Company shall pay Employee an annual salary of One Hundred Forty Thousand and No/100 ($140,000.00) Dollars, as may be adjusted as provided herein (the "Base Compensation"), payable according to the pay periods of the Company as may be in effect from time to time. Such payments shall be prorated for periods less than a full pay period. The Base Compensation shall be subject to withholding for federal, state and local payroll and all other taxes or withholdings applicable to Employee. Any increases of the Base Compensation shall be at the discretion of the Company, provided that any decreases to the then current Base Compensation shall require the consent of Employee.

                  (B) Benefits. During the term of this Agreement, Employee shall also be entitled to participate in the insurance and other fringe benefits made available generally to similar employees of the Company, as such benefits may be determined from time to time by the Company, provided that Employee shall have at least three (3) weeks of paid vacation time. In



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addition, during the term of this Agreement, the Company will provide term life insurance coverage of One Million Dollars ($1,000,000) on Employee's life with the death benefit to be payable to Employee's estate or as otherwise directed in writing by Employee. In addition, during the term of this Agreement and subject to the Employee meeting the insurability requirements of the applicable carrier, the Company will provide disability insurance coverage that, in the event of Employee's disability, will pay benefits to Employee in an amount equal to seventy percent (70%) of the total of (i) Employee's Base Compensation, as in force from time to time, plus (ii) the average of Employee's total annual incentive compensation for the then-preceding three years, or such lesser percentage thereof as the Company may obtain without unreasonable expense.

                  (C) Bonuses. In addition to the Base Compensation payable to Employee pursuant to Section 3(a) above, the Employee is entitled to an annual bonus, with a target amount equal to twenty-five percent (25%) of Employee's Base Compensation for such year based upon the Company's achievement of one hundred percent (100%) of performance goals reasonably established by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The Company and Employee agree that Employee's performance bonus for the year 1998 will be based upon the achievement of performance goals that have already been established. The actual bonus to be paid will be increased or decreased from the target based upon the Company's exceeding or failing to achieve one hundred percent (100%) of the relevant goals pursuant to formulae reasonably established by the Compensation Committee when establishing the performance goals for the year.

                  (D) Expenses. The Company shall reimburse Employee for any and all expenses reasonably incurred by Employee incident to the performance of the Employee's duties hereunder upon submission to the Company of appropriate documentation in accordance with the Company's policies and procedures.

                  (E) Stock Options. In addition to the benefits described above, the Company granted Employee options to purchase 24,626 shares of Common Stock of the Company ("Common Stock") on 10 September 1998. In addition to such options, the Company will grant Employee options to purchase a minimum of Fifteen Thousand (15,000) shares of Common Stock on each of the first and second anniversaries of the date of this Agreement, such number of shares being adjusted for any stock splits or stock dividends occurring after the date of this Agreement; provided, however, that if in any year of the term of this Agreement the Company grants Employee options to purchase more shares of Common Stock than such minimum, then the amount in excess of such minimum may, in the discretion of the Compensation Committee, be credited by the Company against the minimum grant required hereunder for subsequent periods. Such options will have an exercise price per share equal to the fair market value of a share of Common Stock as reasonably determined by the Compensation Committee. Such options shall vest at a rate of twenty percent (20%) per year, over five years, or immediately upon the sale or other change of control of the Company.

         4. DUTIES, EXTENT OF SERVICES. Employee is engaged as Senior Vice President and Chief Financial Officer of the Company and shall perform such duties and responsibilities as are typically incident to such positions, and shall perform in a faithful and competent manner such



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additional duties as may be reasonably assigned from time to time by the
Company. Such duties shall be performed on a full-time basis for the Company at the Company's offices in Atlanta, Georgia. Employee may be required, from time to time, to perform his duties temporarily hereunder at such other place or places as the Company shall reasonably designate or as the interests of the Company may reasonably require, provided that such period does not exceed thirty
(30) consecutive days without Employee's consent and that during any such period Employee is able to return to Atlanta, Georgia at the Company's expense for weekends. Employee shall devote all of Employee's business time, attention, knowledge, and skill solely to the business and interest of the Company, and the Company shall be entitled to all the benefits, profits, and other issues arising from, or incident to, all work, services, and advice of Employee.

         5. TERMINATION. This Agreement may be terminated by the parties in the manners specified below:

                  (A) Termination without Cause. Either the Company or the Employee may terminate Employee's employment under this Agreement at any time for any reason upon thirty (30) day's prior written notice to the other party.

                  (B) Termination for Cause. The Company may terminate this Agreement on written notice at any time for "Cause." For purposes of this Agreement, "Cause" shall mean: (i) Employee is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, in which event the Company may terminate this Agreement immediately; (ii) the intentional misconduct or gross negligence by Employee in connection with the performance of Employee's duties hereunder; (iii) the engaging by Employee in any fraudulent, disloyal or unprofessional conduct which results in an injury to the Company or its affiliates, monetarily or otherwise; (iv) Employee breaches any provisions of
Section 6 of this Agreement; (v) the failure by Employee to otherwise substantially perform his duties with the Company (other than any such failure resulting from the disability of Employee under Section 5(d)(i)) or the material breach of any provision of this Agreement other than Section 6; or (vi) Employee materially underperforms the objective performance goals reasonably established by the Compensation Committee and agreed to by Employee, which agreement shall not be unreasonably withheld, which underperformance is not the result of general economic conditions that widely affect the industry in which the Company conducts its business. In the event of any termination for Cause pursuant to the provisions of (ii), (iii), (iv), (v) or (vi) of this subsection, the Company shall give Employee written notice prior to such termination detailing the specific acts, actions, failures, or events upon which the forecast termination is based, and Employee shall have thirty (30) days after such written notice to cease such actions or otherwise correct any such failure or breach. If Employee does not cease such action or otherwise correct such failure or breach within such thirty (30) day time period, or having once received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails or breaches, the Company may terminate this Agreement immediately.

                  (C) Termination for Good Reason. Employee may terminate this Agreement on written notice at any time for "Good Reason." For purposes of this Agreement, "Good



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Reason" shall mean: (i) without the express written consent of Employee, a material diminution of his position, duties, responsibilities and status with the Company as in effect as of the date of this Agreement, a material reduction of Employee's reporting responsibilities, titles or offices as in effect on the date of this Agreement, or the removal of Employee from, or failure to re-elect Employee to, any position referred to in Section 4 of this Agreement, except in connection with promotions to higher office or except in connection with the termination of his employment for Cause; (ii) the reduction of Employee's Base Compensation or a substantial change in the performance bonus structure currently in effect (other than changes in goals from year to year); (iii) the requirement that Employee relocate outside of the Atlanta, Georgia metropolitan area; (iv) the reduction in the number of Employee's yearly vacation days; (v) the material breach by the Company of any provision of this Agreement, which breach continues uncorrected and uncured for fifteen (15) days after Employee gives notice of such breach to the Company; (vi) the intentional interference by the Company or any person directly or indirectly controlling or controlled by the Company with the performance by Employee of his duties under this Agreement, such that Employee is prevented or materially impaired from performing such duties; or (vii) the termination of this Agreement by written notice from Employee to the Company during the thirty (30) day period immediately following the first anniversary of a Change of Control (as defined below).

                  (D) Involuntary Termination. The employment of Employee under this Agreement shall be automatically terminated by the death or disability of Employee as outlined below.

                           (I)      Disability. The Company may terminate this
Agreement at the time Employee shall have been Disabled for a continuous period of six (6) months during any continuous twelve (12) month period. For purposes of this Paragraph 5(d)(i), the term "Disabled" shall mean Employee's inability to perform the essential functions of his duties, with or without reasonable accommodation. During Employee's six (6) month period of Disability, the Company agrees to continue to pay Employee's Base Compensation (less regular withholdings for payroll or other taxes and other required or proper items, and less proceeds from all disability insurance policies or plans provided or made available by the Company). In the event of a termination of Employee on account of Disability, Employee shall receive the proceeds of the policy of disability insurance provided by the Company in accordance with Section 3(b) above. In addition, any provisions in the relevant stock option agreements to the contrary notwithstanding, all outstanding stock options granted to Employee pursuant to a Company stock option plan shall vest immediately upon termination pursuant to this Section 5(d)(i).

                           (II)     Death. In the event Employee shall die
during the term of this Agreement, this Agreement shall terminate and Employee's estate shall receive the remainder of the Base Compensation set forth in Section 3(a) hereof accrued to the last day of the month in which death occurs. In addition, any provisions in the relevant stock option agreements to the contrary notwithstanding, all outstanding stock options granted to Employee pursuant to a Company stock option plan shall vest immediately upon termination pursuant to this Section 5(d)(ii).


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                  (E)      Post-Termination Compensation. Except as provided in
Section 5(d) above, upon termination of this Agreement, Employer shall be relieved of all of its obligations hereunder notwithstanding any period of time remaining under the initial or any renewal term, subject to the following:

                           (I)      Termination without Cause or for Good
Reason. Subject to Section 5(e)(iii), if the Company terminates Employee's employment hereunder without Cause under Section 5(a) above or if Employee terminates his employment hereunder for Good Reason under Section 5(c) above, then Employee shall, after the effective date of such termination, as Employee's sole and exclusive remedy, receive an amount equal to the annual Base Compensation (as then in effect), payable without interest in equal amounts according to the pay periods of the Company for a period of twelve (12) months after the termination date. If the Company terminates Employee's employment without Cause or if Employee terminates his employment for Good Reason, Employee shall be under no duty to seek or accept other employment; but if he shall do so, any compensation he shall receive therefrom shall not diminish the Company's obligation to make payments required to Employee hereunder.

                           (II)     Termination by the Company for Cause or by
Employee without Good Reason. If the Company terminates Employee's employment hereunder with Cause under Section 5(b) above, then Employee shall, after the effective date of such termination, receive the Base Compensation (as then in effect) for a period of one (1) month after the termination date. If Employee terminates his employment without Good Reason under Section 5(a) above, the Company's obligation to pay Employee's Base Compensation shall terminate as of the date of termination, and the Company shall pay Base Compensation accrued through the date of termination.

                           (III)    Termination following Change in Control. If
within twelve (12) months following a Change in Control (as defined below), either (A) the Company terminates the employment of Employee hereunder without Cause under Section 5(a) above or (B) Employee resigns from a declined reassignment of a job that is not reasonably equivalent in responsibility or compensation or that is not in the same geographic area, then, in lieu of any other compensation that may be specified herein, Employee shall receive an amount equal to two (2) multiplied by the sum of the annual Base Compensation (as then in effect) plus an amount of annual bonus for the current year (the annual bonus for the current year shall be equal in amount to the annual bonus calculated in accordance with Section 3(c) as if the date of termination was the last day of the current annual period, adjusted pro-rata for the portion of the current annual period completed on the date of termination), payable by the Company in a single lump-sum payment, to be paid not later than thirty (30) days after termination. In the event such payment obligation arises, no compensation received from other employment (or otherwise) shall reduce the obligation to make the payment described in this paragraph.



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


                  (F) Change in Control. "Change of Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a Change in Control shall also be deemed to have occurred at such time as:

                           (I)      Any "person" within the meaning of Section
14(d) of the Exchange Act, other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any Subsidiary, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; or

                           (II)     Individuals who constitute the Board
immediately prior to any meeting of stockholders (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (III)    Upon approval by the Company's stockholders
of a reorganization, merger, share exchange or consolidation, other than one with respect to which those persons who were the beneficial owners, immediately prior to such reorganization, merger, share exchange or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or


                           (IV)     Upon approval by the Company's stockholders
of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.

         6.       NONDISCLOSURE, CONFIDENTIALITY.

                  (A)      Definitions. For purposes of this Section 6:

                           (I)      "Trade Secrets" means all secret,
proprietary or Confidential Information regarding the Company or any of its subsidiaries or the Company's or any of its subsidiaries' business or activities, including any and all information not generally known to, or ascertainable by, persons not employed by the Company or any of its subsidiaries, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to the Company or any of its subsidiaries. Trade Secrets shall include, but not be limited to, information relating to the Company's or any of


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its subsidiaries' business plan, marketing techniques, financial statements and projections, customer lists, Prospective Customer lists (including names, addresses and telephone numbers), marketing research, marketing methods, database products and systems, employee and independent contractor lists and information about or records of clients or customers (including employees thereof) compensation schedules, price list, training manuals, contracts, agreements, specialized computer software, billing information, personnel information and other information concerning the financial affairs, future plans and management of the Company, its subsidiaries and their respective clients.

                           (II)     "Confidential Information" means all
information regarding the Company and its subsidiaries, the Company's and its subsidiaries' businesses, the Company's and its subsidiaries' activities or the Company's and its subsidiaries' clients, customers or employees that is not generally known to persons not employed by the Company or any of its subsidiaries but that does not rise to the level of a Trade Secret and that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its subsidiaries.

                           (III)    "Material Contact" means contact between
Employee and each customer or Prospective Customer (A) with whom Employee dealt;
(B) whose dealings with the Company or any of its subsidiaries were coordinated or supervised by Employee; (c) about whom Employee obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Employee's association with the Company or any of its subsidiaries; or (D) who receives products or services authorized by the Company or any of its subsidiaries, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within one year prior to the date of Employee's termination.

                           (IV)     "Person" means any individual, partnership,
corporation, trust, unincorporated organization, or any other business entity or enterprise; provided, however, that the term "person" shall not include the Company or any of its subsidiaries.

                           (V)      "Prospective Customer" means any person to
whom the Company or any of its subsidiaries has sent or delivered a written sales or servicing proposal or contract in connection with the business of the Company or any of its subsidiaries.

                  (B) Acknowledgments. Employee agrees and acknowledges that: (i) he is and will be in a position of confidence and trust with the Company and he will have access to Trade Secrets and Confidential Information;
(ii) the nature and period of restrictions imposed by the covenants set forth in this Section 6 are fair, reasonable and necessary to protect and preserve for the Company the benefits of this Agreement and that such restrictions will not prevent Employee from earning a livelihood; (iii) the Company would sustain irreparable loss and damage if Employee were to breach any of such covenants; and (iv) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in continuing to employ Employee, and Employee represents and warrants for himself that he has not, prior to the date hereof, disclosed to any Person or used or otherwise exploited for his own benefit or for the benefit of any other Person any Trade Secrets or Confidential Information.



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


                  (C) Covenants. Having acknowledged the foregoing, Employee hereby covenants to and agrees to the following:

                           (I)      Covenant Against Disclosure of Trade Secrets
and Confidential Information. Employee hereby agrees to hold Trade Secrets and Confidential Information in a fiduciary capacity for the benefit of the Company and agrees that he shall not, directly or indirectly, during the term of Employee's employment by the Company and for two years after the termination of his employment for any reason whatsoever disclose to any Person or use or otherwise exploit for Employee's own benefit or for the benefit of any other Person any Trade Secrets or Confidential Information that were disclosed to Employee or acquired by Employee while an Employee of the Company. Additionally, Employee agrees that he will not, directly or indirectly, use or disclose to any Person any Trade Secret at any time, as long as that information continues to be a Trade Secret, even after the expiration of the above-referenced two-year period, and Employee further agrees that this Section 6(c)(i) shall not limit in any manner the protection of the Company's Trade Secrets otherwise afforded by law.

                           (II)     Covenant Against Diversion of Business.
Employee shall not, directly or indirectly, while he is in the Company's employ and through the period ending one year after the termination of his employment for any reason, accept, solicit, divert, appropriate, or attempt to accept, solicit, divert, or appropriate, directly or by assisting others, any business from any Person that was a customer or Prospective Customer with whom Employee had Material Contact during his employment hereunder for purposes of providing products or services that are competitive with those provided by the Company.

                           (III)    Covenant Against Diversion of Employees.
Employee shall not, directly or indirectly while he is in the Company's employ and through the period ending one year after the termination of his employment for any reason initiate contact with the intention to recruit or hire, directly or by assisting others, any employee of the Company or any of its affiliates; provided, however, that Employee may hire or assist others in hiring any employee of the Company whose employment with the Company at the time of such hiring has been terminated by the Company.

                  (D) Consent to Injunction. Employee acknowledges that his breach of any covenant set forth in this Section 6 will result in irreparable injury to the Company and that the Company's remedies at law for such a breach will be inadequate and extremely difficult to calculate or determine. Accordingly, Employee agrees and consents that upon such breach or threatened breach by Employee of any covenant set forth in this Section 6, the Company shall, in addition to all other remedies available at law and in equity, be entitled to a temporary restraining order, preliminary and interlocutory injunction, and permanent injunctions to prevent or halt such a breach or threatened breach by Employee of any covenant contained herein. Any violation of the covenants contained in this Section 6 shall automatically toll and suspend the period of such covenant for the amount of time the violation continues.

                  (E) Reformation. If any of the provisions of this Agreement should ever be held to exceed the time or geographic limitations permitted by applicable law in a final judgment



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by a court of competent jurisdiction, then such provisions shall be automatically reformed to the maximum time or geographic limitations permitted by applicable law.

                  (F) Severability. If any of the provisions of this Agreement should in whole or in part be held invalid in a final judgment by a court of competent jurisdiction, such invalidity shall not affect the validity of the rest of this Agreement, the parties hereto intending that each provision of this Agreement, including each subparagraph contained in Section 6(c), be severable.

                  (G) Remedies Cumulative and Concurrent. The rights and remedies of the Company as provided in this Agreement shall be cumulative and may be pursued separately, successively or together against Employee at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

         7.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (A) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (B) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other certified public accounting firm as may be designated by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 7, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. It is possible (due to the uncertainty in



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the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder) that Gross-Up Payments will not have been made by the Company which it is ultimately determined should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. Consequently, in the event that the Company exhausts its remedies pursuant to Section 7(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

                  (C) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                           (I)      give the Company any information reasonably
requested by the Company relating to such claim,

                           (II)     take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (III)    cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (IV)     permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such




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claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (D) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         8. SEVERABILITY. The parties hereto hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or any statutory or common law, and that if any paragraph, sentence, clause or combination of the same of this Agreement shall be in violation of the laws of any state where applicable, such paragraph, sentence, clause or the combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder thereof shall remain binding on the parties hereto. It is the intention of the parties to make the covenants of this Agreement binding only to the extent that they may be lawfully done under existing applicable laws. In the event that any part of any term or covenant of this Agreement is determined by a court of law or equity to be overly broad or otherwise unenforceable, the parties hereto agree that such court shall be empowered to substitute, and it is the intent of the parties hereto that such court substitute, a reasonably judicially enforceable term or limitation in the place of such unenforceable term or covenant, and that as so modified this Agreement shall be fully enforceable.

         9. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior understandings or agreements, and any changes or additions hereto must be in writing and signed by both parties.

         10.      ASSIGNMENT.

                  (A) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a) hereof, are personal to Employee and shall not be assignable.

                  (B) This Agreement may not be assigned by the Company except to an affiliate of the Company; provided, however, that if the Company shall merge or effect a consolidation or share exchange with or into, or sell or otherwise transfer substantially all its assets to, another business entity, the Company may assign its rights hereunder to that business entity without the consent of the Employee provided that it causes such business entity to assume the Company's obligations under this Agreement.

         11. NOTICE. The references to the notice periods of certain "days" contained in this Agreement shall mean calendar days. Any notice provided for in this Agreement shall be delivered to Employee at the most recent address of Employee listed in the Company's then current employment records. Notice to the Company shall be delivered to the following address: Medirisk, Inc., Two Piedmont Center, Suite 400, Atlanta, Georgia 30305, Attention: Chief Executive Officer.

         12. WAIVER. The waiver by any party to this Agreement of a breach of any of the provisions contained herein shall not operate or be construed as a waiver of any subsequent breach.

         13. GOVERNING LAW. The parties agree that the laws of the State of Georgia and any applicable federal law shall apply to this Agreement and the interpretation thereof. The place of any mediation or litigation under this Agreement shall be Atlanta, Georgia.

         14. ATTORNEY'S FEES; INDEMNIFICATION. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to all reasonable attorneys' fees incurred in connection with such dispute. The Company agrees, to the maximum extent permitted by law and the Bylaws and Certificate of Incorporation of the Company, to defend and indemnify the Employee against and to hold the Employee harmless from any and all claims, suits, losses, liabilities, and expenses (including disputes arising under this Agreement and including reasonable attorneys' fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against the Employee for actions taken or omitted to be taken by the Employee in good faith and within the scope of his responsibilities as an officer or employee of the Company. If requested by the Employee, the Company shall advance to the Employee, promptly following the Company's receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Company's Bylaws and Certificate of Incorporation.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

                                    COMPANY:

                                    MEDIRISK, INC.



                                    By:   /s/ Mark A. Kaiser
                                          --------------------------------------
                                          MARK A. KAISER
                                          Chairman & Chief Executive Officer


                                    EMPLOYEE:



                                    /s/ Thomas C. Kuhn, III
                                    --------------------------------------------
                                    THOMAS C. KUHN III